Exhibit 10.2

DEED OF GROUND LEASE

      THIS DEED OF GROUND LEASE (the “Lease”) is made this 5th day of June, 2001 (the “Effective Date”), by and between the City of Manassas Park, Virginia, a Virginia municipal corporation, party of the first part (hereinafter referred to as the “Landlord” or the “City”); and Alliance Bank, a Virginia banking corporation, party of the second part (hereinafter referred to as the “Tenant” or the “Bank”).

RECITALS:

      WHEREAS, the Landlord is the owner of a certain undeveloped piece or parcel of land located directly adjacent to Manassas Park City Hall on Manassas Drive consisting of approximately 19,121 square feet of land, as the same is more fully depicted and outlined in red by that certain plat attached hereto and incorporated herein as Exhibit “A” (hereinafter referred to as the “Land”); and

      WHEREAS, the Tenant intends to lease the Land from the Landlord and to construct a temporary building on the Land, as the same is more generally depicted by concept plan attached hereto and incorporated herein as Exhibit “B” (hereinafter referred to as the “Temporary Facilities”) for the purpose of conducting its interim banking operations from said site pending the construction of the Permanent Building, as the term is hereinafter defined; and

      WHEREAS, the Landlord currently owns or is about to acquire title to that certain other piece or parcel of land directly on Manassas Drive and across Manassas Drive from the

Manassas Park City Hall, as the same is more fully depicted and outlined in red by that certain plat attached hereto and incorporated herein by reference as Exhibit “C” (hereinafter referred to as the “Target Property”); and

      WHEREAS, the Landlord intends to acquire additional lands adjacent to or around the Target Property for the purpose of developing a proposed Park Center, which development is anticipated to be finalized by the Landlord within the next thirty-six (36) months (hereinafter the “Park Center”); and

      WHEREAS, at such time as the Park Center concept is finalized by the Landlord, the Target Property, or a portion thereof, is available for development and Tenant constructs, or shall cause to have constructed, a permanent commercial building on the Target Property, or a portion thereof, which is suitable for the Tenant’s intended use as a community bank and which substantially conforms with the City’s required design elements (including, for example, a building size of greater than one story, square footage of at least 3,000 square feet per floor, approved materials, complementary architecture, approved fenestration) as set forth in the Park Center concept (hereinafter the “Permanent Building”), the Tenant intends to, and agrees to utilize its best efforts to, move its temporary banking operations into the Permanent Building; and

      WHEREAS, the Tenant and the Landlord, as a condition of this Lease have agreed to develop a banking relationship with one another and to that end, the Landlord has agreed to cause an appropriate resolution to be adopted by the Manassas Park Governing Body naming Alliance Bank as the City’s preferred banking partner.

AGREEMENT:

      NOW, THEREFORE, for and in consideration of the foregoing and the rent specified below, the Landlord agrees to lease to the Tenant and the Tenant agrees to rent from the Landlord, the Land on the following terms and conditions.

      1. Land. Landlord grants and leases to Tenant and Tenant takes and leases from Landlord the Land described in the attached Exhibit “A”, together with all rights and appurtenances thereto belonging or appertaining thereto. Landlord further grants to Tenant, and its employees, suppliers, contractors, authorized representatives and invitees, the non-exclusive right to use any means of ingress and egress to property adjoining the Land, insofar as Landlord has the right to grant such use and that such use by the Tenant does not materially interfere with Landlord’s intended use of the same. Tenant may erect one or more temporary buildings on the Land in general conformity with the plans set forth on Exhibit “B”.

      2. Construction. Tenant agrees, at its expense, to promptly make application for all permits necessary for the construction on the Temporary Facilities, buildings and other improvements (collectively the “Improvements”) described on Exhibit “B”. Such construction shall be at Tenant’s sole cost and expense and shall be performed by Tenant in a good and workmanlike manner, free and clear of mechanics’ and materialmen’s liens. In the event Tenant is unable to obtain all permits and approvals required for such construction and for operation of its business on the Land within the time period provided for in Article 22 of this Lease, Tenant shall have the option to terminate this Lease. Landlord agrees to cooperate with Tenant in meeting the requirements to obtain such permits and approvals. All such permanent Improvements by the Tenant (excluding the double-wide trailer, the content therein and all other leased or rented facilities, equipment and fixtures), may at the Landlord’s option, become the property of Landlord on the termination or expiration of this Lease. Otherwise, the Tenant shall be responsible, at its sole cost and expense, for restoring the Land to its original condition.

      Subject to the Tenant acquiring the necessary permits from the City, the Landlord does hereby authorize the Tenant to enter the Land at any time after the Effective Date, for the purposes of performing investigations and surveys and, at the Tenant’s discretion, to remove, demolish or otherwise dispose of any existing improvements at Tenant’s sole cost and expense, and to otherwise start the construction of Tenants Temporary Facilities and Improvements as contemplated by this Lease. In consideration of Tenant’s undertaking such construction, any and all sums for salvage derived therefrom shall be the property of Tenant. Tenant agrees to indemnify Landlord, its elected officials, employees, agents, assigns and volunteers from and against any liability in connection with any activity conducted upon the Land pursuant to this Article 2.

      3. Term. Unless sooner terminated or extended as herein provided, the term of this Lease shall be for three (3) years (the “Term”). The Term shall commence on August 1, 2001. Subject to the prior written approval by the City, which approval shall not be unreasonably withheld, delayed or conditioned, and also subject to the provisions of Article 4, Landlord grants to Tenant three (3) successive options to extend the Term upon the same terms, covenants and conditions of this Lease, for any period of time up to but not exceeding one (1) year for each option (the “Extended Term”). If Tenant elects to exercise one of the renewal options under this Section 3, Tenant shall notify Landlord at least sixty (60) days prior to the expiration of the Term or the Extended Term in effect at the time of the notice. Notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay rent hereunder shall not start until August 1, 2001 or when Tenant’s Improvements are completed, whichever event first occurs.

      4. Early Termination. In the event the Permanent Building is fully completed and is otherwise available for occupancy by the Tenant prior to the expiration of the Lease Term or any applicable Extension Term, this Lease shall in that event terminate upon expiration of thirty (30) days following the issuance of a permanent certificate of occupancy by the City allowing the Tenant to fully occupy the Permanent Building. This Lease shall also terminate upon the expiration of sixty (60) days following written notice from the Landlord in the event that Tenant (i) fails to, or chooses not to, proceed with the purchase of the Target Property, as provided in Section 21 of this Lease, or (ii) within twelve (12) months of the purchase of the Target Property, fails to commence construction of the Permanent Building as set forth in Section 21 of this Lease.

      5. Rent. During the course of the Lease Term or any Extended Term, the Tenant shall pay rent to the landlord in the sum of Fifteen Hundred and 00/100 Dollars ($1,500.00) per month (hereinafter referred to as the “Rent”). The Rent shall be payable in gross and the Tenant shall have no obligation to pay and the Landlord shall have no right to request the payment of any other additional rents or expenses for common area maintenance, operating expenses or taxes to the Landlord. The Rent shall be paid in advance on or before the seventh (7th) day of each month unless abated or diminished as provided herein. Rent may be paid by check and sent by ordinary first class mail to Landlord at the address set forth in Article 29 below.

      6. Use. The Land shall be used and occupied by the Tenant only for activities related to the operation of a community bank, bank drive-in services, Automatic Teller Machine services and related commercial and consumer banking services and operations.

      7. Automatic Teller Machines. The Landlord shall provide the Tenant permission to place up to three (3) Automatic Teller Machines (hereinafter “ATMs”) on City-owned or controlled properties, to specifically include the City-owned parking lot servicing the Virginia Railway Express train station, and at such other sites and locations, and upon such terms, as may be agreed to by and between the Tenant and the Landlord. The form of the lease for such ATM sites shall be substantially in conformance with the form attached hereto as Exhibit “D”.

      8. Utilities. Tenant agrees to pay all reasonable and necessary charges for gas, electricity, telephone, sewer, water and any other utilities used by Tenant on the Land. Landlord shall waive all applicable water and sewer tap fees applicable to Tenants use of the Land.

      9. Signage. Signage on the Land or on the Temporary Building shall be in accordance with current applicable City Code and regulations.

      10. Taxes. Tenant agrees to pay all taxes levied upon its personal property, including business personal property taxes, located on the Land. Tenant shall not be responsible for any real property taxes which may be due or payable on the Land.

      11. Maintenance. Tenant agrees to maintain any Improvements at any time located on the Land in good repair, casualty damage and reasonable wear and tear excepted.

      12. Alterations. Tenant may make such alterations or additions to the Improvements at any time on the Land as Tenant may desire, provided that such alterations or additions are in substantial conformance with the approved plans for the original Improvements. Such alterations or additions will be made in good workmanlike manner without cost to Landlord, and shall be free and clear of mechanics’ and materialmen’s liens provided that if any such lien is filed, Tenant shall either promptly bond or seek to discharge the same.

      13. Trade and Other Fixtures. Subject to the applicable provisions of the City Code and regulations and the acquisition of any required permits, Tenant may install or cause to be installed at its expense such equipment and trade or other fixtures as are reasonably necessary for the operation of its business (the “Fixtures”). Such Fixtures may include heating, ventilating and air conditioning equipment (the “HVAC”), a branch bank building, exterior lighting and signs, all in substantial conformance with the approved plans for the Improvements.

      All Fixtures, whenever installed, shall remain personal property, and title thereto shall continue in the owner thereof, regardless of the manner in which they may be attached or affixed to the Land. Nothing herein shall be construed to transfer any right, title or security interest in any fixtures, personal property or equipment to the landlord, which may be used by the Tenant for the conduct of its business on the Lot. Unless otherwise agreed to in writing with the Landlord, the Tenant shall, at the expiration of the Term or the Extended Term of this Lease, remove the Fixtures and shall repair any damage caused to the Land by such removal.

      In the event the Fixtures are subject to a lease, lien or title retention instrument, the landlord named under said chattel lease or the holder of any such lien or title retention instrument, shall have the right and be able to enforce the same as state therein and Landlord waives any rights to the contrary.

      14. Permits/Licenses. Landlord agrees to cooperate with Tenant in the processing of all reasonable and necessary permits, licenses and approvals for the construction of the Improvements on the Land in accordance with the terms and conditions of this Lease.

      15. Liability Insurance. Tenant agrees, at Tenant’s expense, to maintain in force continuously throughout the Term, and any Extended Term, commercial general public liability insurance covering the Land (and any Improvements constructed or placed thereon), and naming the City as an additional insured thereunder, with combined single limit coverage of Two Million and No/100 Dollars ($2,000,000.00) and shall, within ten (10) business days of obtaining such insurance, furnish Landlord a certificate from the insurer evidencing such coverage. Notwithstanding the above, Tenant shall have the right to self-insure as to some or all of the risks covered by this Article; however, any such self-insurance shall be of a form and of an amount acceptable to the City, which approval shall not be unreasonably withheld, delayed or conditioned. The insurance required by this Article shall extend, in addition, to any activities conducted by the Tenant pursuant to Article 2.

      16. Indemnity. During the Term, and any Extended Tern, Tenant shall indemnify and hold Landlord, its elected officials, employees, agents and volunteers harmless from any claim, liability, loss, cost or obligation owed to or asserted by any third party, arising from any damage or injury caused by the use of the Land by Tenant, its agents, employees or contractors, excepting in each case any such damages, injuries, claims, liabilities, losses, costs or obligations as shall result from conditions existing on the Land prior to the commencement of the Term, acts or omissions of Landlord, its agents, employees or contractors or the failure of Landlord to perform its obligations under this Lease.

      17. Assignment or Sublease. Tenant may not assign its rights and responsibilities under this Lease, or sublease the whole or any part of the Land, without the prior written consent of the Landlord, which consent may by withheld by Landlord in its sole discretion. The prohibition against assignment or sublease in the preceding sentence shall not apply to any affiliate or subsidiary of Tenant, or to any change in ownership of Tenant, provided that such change does not result in a change in use as set forth in Section 6 of this Lease. Any permitted assignment or sublease shall be subject to all of the terms, covenants and conditions of this Lease.

      18. Eminent Domain. If pursuant to the exercise of the right of condemnation, eminent domain or other public need (i) the Land is taken or conveyed, or (ii) only a portion of the Land is so taken or conveyed and Tenant determines that the remainder of the Land is inadequate or unsatisfactory for its purposes, which determination shall not be arbitrarily or capriciously made, or (iii) Tenant’s access to the Land is reduced by such taking or conveyance and Tenant determines that its access to the Premises is inadequate or unsatisfactory for its purposes, which determination shall not be arbitrarily or capriciously made, Tenant shall have the right to terminate this Lease, subject to Tenant’s rights as set forth below. Such termination shall be effective on the date Tenant is required to give up its occupancy, use, or access, whichever is earlier. The termination of this Lease as provided above shall not operate to deprive Tenant of the right, and Landlord expressly grants to Tenant the right, to make a claim for an award in condemnation, or participate in an award, for loss of business goodwill, relocation expenses, Tenant’s leasehold interest and/or lease bonus value, loss or damage to Fixtures and improvements made by Tenant to the Premises, the value of Tenant’s unexpired options to extend the Term, or any other claims that Tenant is permitted or elects to make, or to receive notices and participate in the condemnation proceedings, including any settlement negotiations, whether conducted prior to or after the filing of a condemnation proceeding.

      If this Lease is not terminated as provided herein, Landlord and Tenant shall agree upon an equitable reduction in the rent. If the parties fail to agree upon such reduction within sixty (60) days from the date Tenant is required to give up such occupancy, use or access, whichever is earlier, Landlord and Tenant shall each choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator. The decision of any two of the arbitrators concerning the rent reduction, if any, shall be binding on Landlord and Tenant and any expense of the arbitration shall be divided equally between Landlord and Tenant. Any such reduction in rent shall not constitute an election of remedies by Tenant nor deprive Tenant of the right to make a claim for an award in condemnation as set forth above or receive notices and participate in the condemnation proceedings, including any settlement negotiations.

      19. Default.

      (a) If Tenant defaults in any required payment of Rent hereunder, which default continues for greater than ten (10) days following written notice of such default from the Landlord, Landlord shall have the right to exercise one of the following options:

(i) Landlord may declare the forfeiture of this Lease by sending Tenant written notice thereof. Upon Tenant’s receipt of such notice, this Lease shall expire and terminate as fully and completely and with the same effect as if that date where fixed for the expiration of the Term or the Extended Term and all rights of Tenant, including occupancy of the Premises, shall expire and Tenant shall be relieved of all liability for any future rent or any other sums otherwise due from the date of such termination; or

(ii) Landlord may reenter and repossess the Premises, removing all persons therefrom without prejudice to any remedies for arrears of monthly rent or any other sums otherwise due, or breach of any other covenants hereunder. Landlord shall have a lien as security for such deficiency on the Fixtures belonging to Tenant which remain on the Premises. Within a reasonable period of time following such reentry and repossession, Landlord shall relet the Premises for the account of Tenant on such terms and conditions and for such uses as Landlord may reasonably determine in an effort to mitigate Landlord’s damages as a result of Tenant’s default hereunder. Landlord shall collect and receive any rent or any other sums otherwise due which may be payable by reason of such reletting. Tenant shall be liable for and pay to Landlord all monthly rent or any other sums otherwise due up to and including the date of such reentry and repossession; and, thereafter, Tenant shall, until the end of what would otherwise have been the then current Term, be liable to Landlord for and shall pay to Landlord, all monthly rent or any other sums otherwise due less the net proceeds of any reletting as set forth herein, after deducting from such proceeds all of Landlord’s reasonable expenses incurred in conjunction with such reletting. Tenant shall pay such monthly rent or any other sums otherwise due on the days on which they would be payable hereunder in the absence of Tenant’s default.

      (b) If Tenant defaults in the performance of any of the terms, covenants and conditions of this Lease other than the payment of monthly rent, which default continues for more than thirty (30) days following written notice from the Landlord of such default, or, if the default is of such character as to require more than thirty (30) days to cure and Tenant fails to commence to cure within thirty (30) days after receipt of such notice and thereafter to diligently proceed to cure such default, then in either such event Landlord may cure the default and Tenant shall promptly reimburse Landlord for any expenses incurred by Landlord, but any such default shall not cause the forfeiture of this Lease or of Tenant’s right of possession.

      (c) If Landlord defaults in the performance of any of the terms, covenants and conditions of this Lease, Tenant shall promptly notify Landlord in writing. If Landlord fails to cure such default within thirty (30) days after receipt of such notice, or if the default is of such character as to require more than thirty (30) days to cure and Landlord fails to commence to cure within thirty (30) days after receipt of such notice and thereafter diligently proceed to cure such default, then, in either such event, Tenant, at its option, may, to the extent permitted by law, (i)

cure such default and setoff or deduct any expense so incurred from the rent or other amounts due, (ii) cancel and terminate this Lease and/or (iii) bring an action against Landlord, at law or in equity, arising out of such breach.

      (d) If suit is brought to enforce any terms, covenants or conditions of this Lease, the parties agree that the losing party shall pay the prevailing party’s reasonable attorney’s fees, including reasonable attorney’s fees incurred in enforcing a judgment, which shall be fixed by the court and court costs. As used herein, the term “prevailing party” shall mean the party which has succeeded upon a significant issue in the litigation and achieved a material benefit with respect to the claims at issue, taken as a whole. The parties hereto further agree to waive trial by jury in the event of a suit being brought hereunder.

      20. Right of First Refusal. If Landlord receives a bona fide acceptable offer to purchase the Target Property while this Lease remains in full force and effect, Landlord hereby grants to Tenant an option to purchase the same upon the same terms and conditions as contained in the offer, provided that the purchase price to Tenant shall be reduced by any real estate commissions Landlord would have been obligated to pay pursuant to the bona fide acceptable offer but which Landlord shall not be obligated to pay upon a sale to Tenant. Immediately after the receipt of such offer, Landlord shall give Tenant written notice of the terms and conditions of the offer in the manner described in Article 29, enclosing a copy of the offer and enclosing copies of all information and documentation reasonably necessary to the consideration of such offer, and Tenant may exercise the option to purchase hereunder at any time within thirty (30) days after receipt of such notice and additional documentation. Landlord shall promptly provide Tenant with any other information reasonably requested by Tenant within such thirty (30) day period and Tenant shall have an additional ten (10) day period after its receipt of such additional information to exercise such option. If Tenant elects to exercise such option, it shall do so by giving written notice to Landlord within such period or periods and a purchase contract shall be executed by the parties and title conveyed within a reasonable time thereafter. In the event the Tenant exercises its option to purchase and proceeds to full and final settlement on the Target Property, a sum equal two-thirds (2/3) of the Rent paid by the Tenant to the Landlord during the initial three year Term, pursuant to the terms of this Lease, shall be paid by Landlord to Tenant upon Tenant’s occupancy of the Permanent Building. The failure of Tenant to exercise the option to purchase shall in no way release or relieve Landlord from Landlord’s obligation to provide Tenant with notice of any future offers to purchase, provided that this Lease remains in full force and effect at the time of any such offer.

      21. Option. Subject to the provisions of Section 20 above, the Tenant shall have the exclusive option to purchase the Target Property once the Landlord’s Park Center plans are finalized and the Target Property is finally developed by the Landlord (the “Option”). For the purposes of this Section, the term “developed” shall mean that the Landlord has fully approved and finalized the Park Center plans, has subdivided the Target Property, and has installed all necessary streets, curbs, gutters, sidewalks, and utilities which would otherwise effect the Target Property. The Option shall be available to Tenant for a period of one (1) month following notification from Landlord to the Tenant that the Target Property has been developed, as defined in this Section, unless extended by written agreement of the parties. Should Tenant exercise the Option to acquire the Target Property in accordance with the terms and provisions of this Section 21 (and provided that the Option has not otherwise expired), the purchase price for the Target Property shall under no circumstances be greater than Six and No/100 Dollars ($6.00) per square foot of land to be contained in the Target Property (the “Option Price”). The actual Option Price shall be determined as follows: Landlord and Tenant shall each select one commercial real estate broker or commercial appraiser, having substantial (at least ten years) experience in the valuation of commercial property in the Washington, D.C. metropolitan area. The two selected brokers or appraisers shall then select a third broker or appraiser, who will then arrive at a fair market value, which will be used as the Option Price, provided that such value is less than or equal to Six and No/100 Dollars ($6.00) per square foot. If the value arrived at by the selected broker or appraiser is greater than Six and No/100 Dollars ($6.00) per square foot, then the Option Price shall be Six and No/100 Dollars ($6.00) per square foot. Landlord and Tenant shall each pay any expenses or costs charged by their own selected broker or appraiser, and shall equally share the expenses or costs of the third selected broker or appraiser.

      If the Tenant exercises the Option, it shall notify Landlord by written notice. The effective date of the notice will be the receipt date of the notice by the Landlord. Simultaneously with such notice, the Tenant shall deliver to Landlord a check representing five percent (5%) of the Option Price (the “Option Deposit”). Thereafter, the transaction shall proceed to settlement within sixty (60) days of the date of Tenant’s notice to the Landlord (the “Option Closing Date”). In the event the Tenant exercises the Option and proceeds to full and final settlement on the Target Property, a sum equal to two-thirds (2/3) of the Rent paid by the Tenant to the Landlord during the initial three (3) years of the Term, pursuant to the terms of this Lease, shall be paid by Landlord to Tenant upon Tenant’s occupancy of the Permanent Building. The Option Price for the Target Property shall be paid for by the Tenant at settlement in cash or other guaranteed funds, against which the Option Deposit shall be a credit.

      22. Conditions Precedent. Tenant and Landlord shall promptly proceed to satisfy each of the following conditions precedent. In the event the following have not been fulfilled or waived by Tenant on or before six (6) months from the date of this Lease, then this Lease may be terminated by the Tenant upon written notice to the Landlord:

      (a) Tenant shall have obtained all permits and approvals required for the construction of Tenant’s proposed Improvements, at Tenant’s sole expense;

      (b) samples, test borings, percolation, groundwater and other tests (including, but not limited to, testing for hydrocarbons, hazardous substances, toxic pollutants and other contaminants) being obtained by Tenant as agent for Landlord, and at the expense of Tenant showing any environmental conditions satisfactory to Tenant and the appropriate governmental authorities. Landlord shall report any condition revealed by such tests to the extent required by applicable law, and Tenant shall have no responsibility or liabilities therefore.

      (c) Tenant having applied for and obtained all necessary and applicable regulatory approvals to open a temporary and permanent branch banking facilities in the City.

      (d) the City of Manassas Park Governing Body shall have adopted a preferred banking and affiliation resolution in substantial conformance with the sample resolution attached hereto and incorporated herein as Exhibit “E”, and the City shall have utilized its best efforts to have the Manassas Park City Treasurer execute a Treasurer’s finding and directive of the form substantially in conformance with the attached Exhibit “F”.

      (e) The Landlord shall have deposited, or have made arrangements to deposit, with the Tenant a substantial portion of the City of Manassas Park funds currently on deposit with other banking institutions.

      Should Tenant, at its sole option, elects to appeal any adverse administrative or regulatory ruling or initiate legal proceedings to satisfy any of the conditions precedent, the time period specified above shall be extended for the period of time Tenant continues to pursue the satisfaction of same through such appeal or legal proceedings. Each party shall fully cooperate with the other in seeking such permits, approvals and licenses, and in conducting such tests.

      23. Landlord’s Covenants. Landlord covenants that: (i) it has good and marketable fee simple title to the Land which is, to the best of Landlord’s knowledge, free of all leases, tenancies, agreements, encumbrances, liens, restrictions and defects in title affecting the rights granted Tenant in this Lease; (ii) there are no restrictive covenants, zoning or other ordinances or regulations applicable to the Land which will prevent the Land from being used as permitted in Article 6 above; (iii) to the best of Landlord’s knowledge, information and belief, the Land is free from pollution or contamination by hydrocarbons, hazardous wastes, toxic pollutants and/or other contaminants and any underground storage tanks or facilities currently or previously located on or under the Land have been or will be (prior to Tenant’s acceptance of the Land) properly removed and disposed of and that any contamination related thereto has been or will be (prior to Tenant’s acceptance of the Land) assessed and remedied according to applicable laws, rules, regulations and ordinances to the satisfaction of the appropriate governmental authorities; and (iv) that any maintenance, repairs or improvements to be performed to or on the sewer line and easement upon which Tenants Improvements are to be located (collectively the “Sewer Repairs”), shall be performed at the sole cost and expense of the City. Any damage caused to the Tenants Temporary Facilities or Improvements as a result of any such Sewer Repairs, shall be promptly made at the sole cost and expense of the City.

      24. Leasehold Title Policy. Within sixty (60) days from the date of this Lease, Tenant may, at its sole option and expense, obtain through a reputable title insurance company (the “Title Company”) preliminary title documentation and extended coverage leasehold title insurance and a survey (the “Survey”) acceptable to the Title Company for such title insurance and a report by a surveyor acceptable to Tenant locating and describing the Land, showing all boundaries and corners of the Land properly and securely marked by pins, and certifying as to easements and encroachments. A preliminary title report or binder (the “Binder”) shall be issued giving the current condition of title to the Land, together with copies of all instruments necessary to fully explain the scope and effect of any matters listed as exceptions in the Binder whereby the Title Company is bound to issue to Tenant or its nominee, for an amount to be determined by Tenant, an A.L.T.A. Standard, or a comparable form, with extended coverage if such form is not approved in the state in which the Premises is located (herein the “Title Policy”). In the event the Binder or the Survey reflects any matters or conditions which Tenant reasonably determines will interfere with its intended development or use of the Premises, or the rights granted Tenant in this Lease, Tenant may terminate this Lease.

      25. Quiet enjoyment. Upon paying the Rent and performing the terms, covenants and conditions of this Lease, Tenant shall quietly have, hold and enjoy exclusive possession of the Premises and all rights granted Tenant by this Lease.

      26. Subordination. Landlord agrees that the lien of Landlord’s lender or any future lender who obtains a lien on the Land shall be inferior, as to any Improvements and Tenant’s leasehold interest, to the lien of Tenant’s lender, or any future lender who obtains a lien on the Improvements or Tenant’s leasehold interest and any and all renewals, extensions, modifications, consolidations or replacement of said liens. Landlord represents and warrants that currently there are no mortgages or similar encumbrances affecting the Land.

      27. Liens. Tenant shall at all times have the right to encumber, by mortgage or deed or trust, or other proper instrument in the nature thereof, as security for any actual bona fide debt, its leasehold estate hereby created, or any portion thereof, together with its leasehold right and interest in and to all buildings and Improvements and its interest in any equipment located on the Premises.

      28. Bankruptcy. Should Tenant make an assignment for the benefit of its creditors, or seek an order for relief under the United States Bankruptcy Code, Landlord, at its option, may terminate all right of Tenant under this Lease, if permitted by applicable law.

      29. Notices. Any notices required or permitted hereunder shall be in writing and delivered either in person to the other party or by United States Certified Mail, Return Receipt Requested, postage fully prepaid, to the addresses set forth below or to such other address as either party may designate in writing and deliver as provided in this Article.

      LANDLORD:

David W. Reynal, City Manager City of Manassas Park One Park Center Court Manassas Park, Virginia 20111-2395

      WITH A COPY TO:

Brian J. Lubkeman, Esquire City Attorney McGuire Woods LLP 1750 Tysons Boulevard, Suite 1800 McLean, Virginia 22102

      TENANT:

Thomas A. Young, Jr., President and CEO Alliance Bank 12735 Shops Lane Fairfax, Virginia 22033

      WITH A COPY TO:

V. Rick Nishanian, Esquire Vanderpool, Frostick & Nishanian, P.C. 9324 West Street, Suite 400 Manassas, Virginia 20110

      30. Recordation. This Lease shall not be filed for public record. However, Landlord and Tenant shall execute and acknowledge a memorandum or short form lease (which will include Tenant’s rights under Articles 20 and 21) which may be filed for record by either party at any time after the execution of this Lease, setting forth the parties, description of the Land, description of the Target Property, Term, Extended Term, right of first refusal, the Option to Purchase and any other provisions mutually agreed upon.

      31. No Broker. Landlord and Tenant covenant, warrant and represent that no broker has been involved in the negotiation or consummation of this Lease. Tenant and Landlord each agree to indemnify and hold the other harmless from and against all causes of action and liabilities arising out of a claim for a commission by any broker purporting to have acted on behalf of the indemnifying party.

      32. Force Majeure. Neither party shall be required to perform any term, covenant or condition of this Lease so long as such performance is delayed or prevented by force majeure, which shall mean any acts of God, strike, lockout, material or labor restriction by any governmental authority, civil riot, and any other cause not reasonably within the control of such party and which by the exercise of due diligence such party is unable, wholly or in part, to prevent or overcome.

      33. Holdover. Should Tenant remain in possession of the Land after the expiration of the Term or the Extended Term, Tenant shall be deemed to be occupying the Land as a month-to-month tenant, at a monthly rental equal to the rent payable during the last month of the Term or the Extended term. Any Remedial measures with respect to any surface of subsurface contamination that Tenant is obligated to undertake after the expiration of the Term or the Extended Term shall not constitute a holdover.

      34. Applicable Law. This lease shall be governed by the laws of the Commonwealth of Virginia.

      35. Complete Agreement. This Lease merges all prior negotiations and understandings between the parties and constitutes their complete agreement which is binding upon Landlord and the Tenant, heirs, executors, administrators, successors and assigns. This Lease may only be amended by written agreement signed by Landlord and Tenant.

TENANT:

ALLIANCE BANK CORPORATION
a Virginia banking corporation

By: /s/ Thomas A. Young, Jr.

Thomas A. Young, Jr.
President/CEO
Date:

Attest:

By: /s/ Paul M. Harbolick, Jr.

Name: Paul M. Harbolick, Jr.
Title: Secretary

[Landlord’s Signature is Continued on the Following Page]

LANDLORD:

CITY OF MANASSAS PARK, VIRGINIA

By: /s/ William J. Treuting, Jr.

Name: William J. Treuting, Jr.
Title: Mayor
Date: 6/11/01

Attest:

By: /s/ [SIG]

Title: City Clerk

EXHIBIT “A”

(Plat Depicting The Land)

i

MANASSAS DRIVE
EX. ACCESS ROAD
S88°17'27"W 148.18'
LEASE AREA
19,121 S.F.
or
0.43896 ACRES
RADIUS = 873.51' ARC = 338.11'
1
N18°57'50"W 132.06'
EX. PARKING
EX. CITY HALL
S86°47'12"E 180.81'
A=78.52'
EX. 30' SANITARY SEWER ESMT
(D.B. 1235 PG. 1422)
EX. 10' UTILITY, SLOPE & DRAINAGE
ESMT (D.B. 1235 PG. 1422)
N03°12'48"E
30.00'
EX. 20' P.W.E.C. ESMT
(D.B. 1155 PG. 61)
LEASE AREA
CURVE DATA
CURVE #1
RADIUS : 873.51'
ARC : 110.91'
TAN : 55.53'
DELTA : 07°16'30"
CHORD : 110.84'
C.B. : S05°26'37"E
R = 35.00'
A = 54.98'
N86°47'12"W 95.00'

PARK CENTER COURT

CITY OF MANASSAS PARK
GRID NORTH
50
0
50
Scale 1" = 50'

LEASE AREA AT

CITY HALL
ONE PARK CENTER COURT

CITY OF MANASSAS PARK, VIRGINIA

SCALE : 1" = 50' DATE : MAY 10, 2001

BARNES & JOHNSON, INC.

8503 EUCLID AVE. SUITE ONE
MANASSAS PARK, VIRGINIA
(703) 330-8300 fax (703) 330-8357

EXHIBIT “B”

(Two Page Concept Plan Depicting Temporary Facilities)

EXHIBIT “C”

(Plat Depicting The Target Property)

5 Minute Walking Distance
Parking (Typical)
City Hall
City Hall Addition
S.W.M. Pond
Retail/Office Mixed-Use Bldgs (Typical)
Manassas Drive
Traffic Roundabout
Corner House
Residential or Office Buildings / Use Options (Typical)
Euclid Avenue
P

Main Street Concept

Manassas Park Center Urban Design Concept Plan

City of Manassas Park, Virginia

Strategic Land Planning, Inc.

Community Planners & Designers
Woodstock, Virginia

EXHIBIT “D”

(ATM Form Lease)

EXHIBIT “E”

(Sample Resolution of The Governing Body
of The City of Manassas Park)

v

City of Manassas Park, Virginia

RESOLUTION OF THE GOVERNING BODY

OF THE CITY OF MANASSAS PARK

[Alliance Bank]

      The Mayor and City Council (the “governing body”) of the City of Manassas Park, Virginia (the “City”), during the regular meeting of the governing body held on                     , 2001, with a quorum established and upon motion, second, and affirmative majority vote adopted the following resolutions:

      WHEREAS, as part of the City’s ongoing program of economic development it has encouraged new businesses to locate their operations within the City, in particular soliciting and encouraging those new businesses affording products and services not currently available within the City; and

      WHEREAS, the City has targeted banking services as a valuable business to encourage both economic self-sufficiency and further development for the City, noting that the City currently has no banks or financial institutions within its boundaries and both the City and its citizens of necessity must obtain those services in other jurisdictions; and

      WHEREAS, Alliance Bank, a Virginia banking corporation (“Alliance”) has expressed an immediate interest in establishing a bank branch within the City, initially on a temporary site leased from the City and more permanently on a target property to be developed by the City within its proposed Park Center Project; and

      WHEREAS, Alliance has requested the City to provide some advance indication that available public funds held by the City Treasurer in banks and financial institutions outside the City would be deposited in the Alliance branch when established in the City; and

      WHEREAS, it is in the public interest for the City to provide some assurance to Alliance that the City will avail itself of the banking services Alliance would provide and to induce a new business to locate within the City boundaries; and

      WHEREAS, subject to applicable laws governing the deposit of public funds, the City should deposit its public funds within the City and by preference with Alliance, to encourage the economic development and secure the banking services within the City;

      NOW, THEREFORE, in consideration of the foregoing recitals the Mayor and City Council hereby:

Resolution of the Governing Body	[Alliance Bank]
of Manassas Park

      RESOLVED, that the governing body of the City hereby establishes a preferential banking relationship with Alliance, upon its establishing an operating bank branch within the City (the “Alliance City Branch”), and directs that any public funds of the City available for deposit in banks or lending institutions on terms and conditions also available at Alliance shall be deposited and maintained with Alliance at the Alliance City Branch; and

      FURTHER RESOLVED, that the governing body does hereby recommend to and request that the City Treasurer, who is charged by statute with the holding and disposition of the City’s public finds, pursuant to her authority under § 2.1-329 of the Virginia Code, establish accounts with and deposit available public funds at the Alliance City Branch, on a preferential basis over other banks and financial institutions located outside the City, subject in every event to the obligation to comply with applicable law and obtain for the City favorable terms and conditions for its deposits and investments; and

      FINALLY RESOLVED, that the governing body hereby authorizes and directs the City Manager and other City officials to execute and deliver such additional written assurances or instruments necessary or convenient to implement the intent of the foregoing resolutions.

CERTIFICATE OF CITY CLERK:

      The foregoing “Resolution of the Governing Body of the City of Manassas Park [Alliance Bank]” was adopted by affirmative majority vote at the regular meeting of the Mayor and City Council held on                               , 2001, on the following votes:

      AYE:

      NAY:

(SEAL)

City Clerk
Date:

2

EXHIBIT “F”

(Sample Directive By the City Treasurer
of The City of Manassas Park)

City of Manassas Park, Virginia

DIRECTIVE BY THE CITY TREASURER

OF THE CITY OF MANASSAS PARK

[Alliance Bank]

PREFERENTIAL BANKING RELATIONSHIP

      1.     The City of Manassas Park, Virginia (the “City”), has an ongoing program of economic development it has encouraged new businesses to locate their operations within the City, in particular soliciting and encouraging those new businesses affording products and services not currently available within the City, and the City has specifically targeted banking services as a valuable business to encourage both economic self-sufficiency and further development for the City, noting that the City currently has no banks or financial institutions within its boundaries and both the City and its citizens of necessity must obtain those services in other jurisdictions.

      2.     The Mayor and City Council (the “governing body”) of the City, by a resolution of the governing body dated                                         , 2001, recognized that Alliance Bank, a Virginia banking corporation (“Alliance”) has expressed an immediate interest in establishing a bank branch within the City, initially on a temporary site leased from the City and more permanently on a target property to be developed by the City within its proposed Park Center Project.

      3.     Alliance has requested the City to provide some advance indication that available public funds held by the City Treasurer in banks and financial institutions outside the City would be deposited in the Alliance branch when established in the City and the governing body has determined that it is in the public interest for the City to provide some assurance to Alliance that the City will avail itself of the banking services Alliance would provide and to induce a new business to locate within the City boundaries, and subject to applicable laws governing the deposit of public funds, the City should deposit its public funds within the City and by preference with Alliance, to encourage the economic development and secure the banking services within the City.

      IT IS HEREBY DIRECTED BY THE CITY TREASURER, therefore, in keeping with that resolution of the governing body of the City establishing a preferential banking relationship with Alliance, upon its establishing an operating bank branch within the City (the “Alliance City Branch”), and directing that any public funds of the City available for deposit in banks or lending institutions on terms and conditions also available at Alliance be deposited and maintained with Alliance at the Alliance City Branch, and recommending and requesting that the City Treasurer, who is charged by statute with the holding and disposition of the City’s public funds, pursuant to her

Resolution of the Governing Body	[Alliance Bank]
of Manassas Park

authority under §2.1-329 of the Virginia Code, establish accounts with and deposit available public funds at the Alliance City Branch, on a preferential basis over other banks and financial institutions located outside the City, subject in every event to the obligation to comply with applicable law and obtain for the City favorable terms and conditions for its deposits and investments, that the City Treasurer shall so establish those accounts and from time to time as public funds are available for deposit in a bank or financial institution, the City Treasurer shall, all other terms and conditions being equal, prefer and direct those funds to the Alliance City Branch before any other institution located outside the City.

      IT IS FURTHER DIRECTED, that the City Treasurer hereby authorizes and directs any Deputy Treasurer or official representative of the Office of the City Treasurer to execute and deliver such additional written assurances or instruments necessary or convenient to implement the intent of the foregoing Directive.

      IN WITNESS WHEREOF this “Directive by the City Treasurer of the City of Manassas Park [Alliance Bank] Preferential Banking Relationship” is adopted by the local official handling public funds of the City of Manassas Park, Virginia, effective this            day of                     , 2001.

(SEAL)

City Treasurer

2